Exhibit 5.2

October 19, 2005

Revlon Consumer Products Corporation
237 Park Avenue
New York, NY 10017

RE:	Revlon Consumer Products Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

I am the Executive Vice President, Chief Legal Officer, General Counsel and Secretary of Revlon Consumer Products Corporation, a Delaware corporation (the "Company"), and in such capacity have acted as counsel to the Company in connection with the public offering of the Company's $80,000,000 aggregate principal amount of 9½% Senior Notes due 2011 (the "Exchange Notes"). The Exchange Notes are to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount of the Company's issued and outstanding 9½% Senior Notes due 2011 (the "Original Notes") which were issued on August 16, 2005 under the Indenture dated as of March 16, 2005 (the "Indenture"), between the Company and U.S. Bank National Association, as trustee (the "Trustee") and as contemplated by the Registration Agreement, dated as of August 16, 2005 (the "Registration Agreement"), between the Company and Citigroup Global Markets Inc., as representative of the initial purchasers named therein.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

In connection with this opinion, I or attorneys under my supervision (with whom I have consulted) have examined originals or copies, certified or otherwise identified to our satisfaction, of:

i.	the Registration Statement (the "Registration Statement") on Form S-4 relating to the Exchange Notes to be filed on the date hereof with the Securities and Exchange Commission (the "Commission");

ii.	an executed copy of the Registration Agreement;

iii.	an executed copy of the Indenture;

iv.	the Certificate of Incorporation of the Company, as currently in effect and as certified by the Secretary of State of the State of Delaware;

v.	the By-laws of the Company, as currently in effect and as certified by Michael T. Sheehan, Assistant Secretary of the Company;

vi.	resolutions of the Board of Directors of the Company, adopted March 7, 2005 and August 1, 2005, and resolutions of the Pricing Committee thereof, adopted August 11, 2005, as certified by Michael T. Sheehan, Assistant Secretary of the Company, each relating to, among other things, the issuance and sale of the Original Notes and the Exchange Notes, the Indenture, the Registration Agreement and related matters;

vii.	the Statement of Eligibility and Qualification on Form T-1 under the Trust Indenture Act of 1939, as amended, of the Trustee, filed as an exhibit to the Registration Statement; and

viii.	the form of the Exchange Notes.

I or attorneys under my supervision (with whom I have consulted), have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, I or attorneys under my supervision (with whom I have consulted), have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making my examination of documents executed or to be executed, I have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

I am an attorney-at-law admitted to the bar and licensed to practice in the State of New York, and the opinion set forth herein is limited to Delaware corporate law and the laws of the State of New York that are normally applicable to securities of the type governed by the Indenture and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as "Opined on Law"). I do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined-on law on the opinions herein stated.

The opinion set forth below is subject to the following qualifications, further assumptions and limitations:

(a)	the validity or enforcement of any agreements or instruments may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law); and

(b)	I do not express any opinion as to the applicability or effect of any fraudulent transfer, preference or similar law on the Indenture or any transaction contemplated thereby.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that, when the Registration Statement becomes effective and the Exchange Notes (in the form examined by us) have been duly executed and authenticated in accordance with the terms of the Indenture and have been issued and delivered upon consummation of the Exchange Offer against receipt of Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also consent to the reference to me under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Robert K. Kretzman